Exhibit 10.3

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential.

Triple asterisks denote omissions.

Development Agreement

This Development Agreement (“Agreement”), effective as of the date last signed below (the “Effective Date”), is by and between v2vmedtech, inc., a Delaware corporation having its principal place of business at [***] (“V2V”) and Anteris Technologies Corporation, a Minnesota corporation having its principal place of business at 860 Blue Gentian Road, Suite 340, Eagan, MN 55121 (“Anteris”) (collectively, the “Parties,” or each, individually, a “Party”).

WHEREAS, Anteris is a structural heart company and has experience and expertise in developing and commercializing medical devices for cardiovascular applications; and

WHEREAS, V2V and Anteris are parties to a Contribution and Stock Purchase Agreement dated April 18, 2023 (“SPA”), whereby Anteris agreed to provide certain development services in exchange for issuance of equity in V2V to Anteris;

WHEREAS, V2V and Anteris are also parties to the v2vmedtech, inc. Shareholder Agreement dated April 18, 2023 (“Shareholder Agreement”);

WHEREAS, V2V and Anteris wish to confirm their roles and responsibilities regarding development and commercialization activities, as well as IP ownership.

NOW, THEREFORE, in consideration of the mutual covenants and terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.            Definitions. For purposes of this Agreement, the following terms have the following meanings:

1.1            “Affiliate” means a Person that, directly or indirectly, is controlled by, controls or is under common control with, another Person. As used in the preceding sentence, “control” shall mean (a) the ownership of more than 50% of the voting securities or other voting interest of any Person or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

1.2            “Anteris Field of Use” means medical device applications other than the V2V Field of Use.

1.3            “Anteris Intellectual Property” means all inventions (whether patentable or unpatentable), trademarks, trade names, domain names, copyrightable works, other work product, and Know-How of Anteris existing as of the Effective Date of this Agreement or invented, created, conceived, developed, or otherwise made thereafter other than in connection with Development of the Products hereunder and without reference to the V2V Technology, and all Intellectual Property Rights related thereto.

1.4            “Business Day” means a day other than a Saturday, Sunday, or other day on which commercial banks in Minneapolis, MN are authorized or required by Law to be closed for business.

1.5            “Change of Control” means, with respect to a Party: (a) an acquisition, reorganization, merger, or consolidation of such Party by or with a Third Party in which the holders of the voting securities of such Party outstanding immediately before such transaction cease to beneficially own at least fifty percent (50%) of the combined voting power of the surviving entity, directly or indirectly, immediately after such transaction; (b) a transaction or series of related transactions in which a Third Party, together with its Affiliates (if applicable), becomes the beneficial owner of fifty percent (50%) or more of the combined voting power of the outstanding securities of such Party; or (c) the sale or other transfer to a Third Party of all or substantially all of such Party’s assets.

1.6            “Clinical Trial” means any human clinical trial.

1.7            “Columbia License” means the Exclusive License Agreement dated March 31, 2022 between V2V and Columbia, as may be amended.

1.8            “Commercialization” means the conduct of any and all activities, whether before or after Regulatory Approval has been obtained, directed to the promotion, marketing, commercial sale, distribution, or importation for commercial sale of the Products, including pricing, reimbursement, order processing, invoicing, sales, detailing (in person or by digital media), regulatory affairs related to enrollment of the first patient in a pivotal study, scientific and medical affairs, inventory management, handling, delivery, and customer support. Commercialization does not include Development or Manufacture. “Commercialize” means to engage in Commercialization.

1.9            “Commercially Reasonable Efforts” means, with respect to a Party’s obligations under this Agreement, the performance of such obligations using efforts and resources consistent with those commonly used by medical device companies of similar size and profile in the cardiovascular industry and having similar resources or access to resources to fulfill a similar obligation concerning a product of similar commercial potential at a similar stage in development or product life as such Product, taking into account safety and efficacy, the regulatory environment, patent coverage, competitive market conditions, profitability and financial return, and all other relevant legal, scientific, technical, and commercial factors, in each case as prevailing at the time the obligations are carried out.

1.10           “Confidential Information” means all non-public, confidential, or proprietary information and materials of a Party or its Affiliates, whether in oral, written, electronic, or other form or media, whether or not such information and materials are marked, designated, or otherwise identified as “confidential” and includes any information and materials that, due to the nature of the subject matter or circumstances surrounding the disclosure thereof, would reasonably be understood to be confidential or proprietary. Without limiting the foregoing, Confidential Information includes [***].

Confidential Information does not include information or materials that the receiving Party can demonstrate by documentation: (w) was already known to the receiving Party or its Affiliates without restriction on use or disclosure prior to the disclosure of such information directly or indirectly by or on behalf of the disclosing Party; (x) was or is independently developed by the receiving Party or its Affiliates without reference to or use of any Confidential Information of the disclosing Party; (y) was or becomes generally known by the public other than by breach of this Agreement by, or other wrongful act of, the receiving Party or its Affiliates; or (z) was disclosed to the receiving Party or its Affiliates by a Third Party who was not, at the time of disclosure, under any obligation to the disclosing Party or any other Person to maintain the confidentiality of such information.

1.11         “Contributions” has the meaning set forth at Section 2.2 of the SPA.

1.12         “Control” means, with respect to any Intellectual Property Rights, the possession by a Party, whether by ownership or license (other than a license granted to such Party under this Agreement), of the right to grant access to or a license (or sublicense) under such Intellectual Property Rights on the terms and conditions set forth in this Agreement without requiring the consent of any Third Party or violating the terms of any agreement or other arrangement with any Third Party existing at the time such Party would be required under this Agreement to grant the other Party such access or license.

1.13         “Cover” means, as to a particular subject matter at issue and a Valid Claim of a relevant Patent Right, that, in the absence of a license granted under, or ownership of, such Patent Right, the making, using, selling, offering for sale, or importation of such subject matter would infringe such Valid Claim in an issued patent of such Patent Right.

1.14          “Dedicated Engineer” has the meaning set forth on Schedule 1.

1.15          “Development” means the conduct of any and all activities directed to non-clinical, pre-clinical, or clinical research and development relating to medical devices, including research, engineering, characterization, development, modification, optimization, statistical analysis and report writing, quality assurance/quality control, regulatory, voice-of-customer and other marketing activities, Clinical Trials, all other activities necessary to seek, obtain, and maintain Regulatory Approval, and management of the foregoing activities. Development does not include Commercialization but may include Manufacturing to the extent applicable. “Develop” means to engage in Development.

1.16         “Development Contributions” has the meaning set forth at Section 2.4 of the SPA.

1.17         “Development Data” means all data generated from any Development activities for the Products.

1.18         “FDA” means the United States Food and Drug Administration and any successor thereto.

1.19         “FIH” means the first use of the Products in a one cohort of patients in an early feasibility study or Clinical Trial conducted anywhere in the world.

1.20         “FIH Completion” means completion of completion of one FIH in the Mitral Valve Field or the Tricuspid Valve Field with results that meet or exceed expectations for the FIH.

1.21         “First Commercial Sale” means, with respect to any Product in any jurisdiction worldwide, the first arm’s length sale of such Product after Regulatory Approval for such Product in such jurisdiction has been granted. First Commercial Sale does not include any sale or other distribution for use in a Clinical Trial or other Development activity, promotional use (including samples), or compassionate use.

1.22         “Governmental Authority” means any federal, state, national, provincial, or local government, or political subdivision thereof, or any agency or instrumentality of the government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent the rules, regulations, or orders of such organization or authority have the force of Law), or any arbitrator, court, or tribunal of competent jurisdiction.

1.23         “Indemnified Claim” has the .meaning set forth in Section 9.1.

1.24         “Indemnified Party” means a Licensor Indemnified Party or a Licensee Indemnified Party.

1.25         “Indemnifying Party” has the meaning set forth in Section 9.3.

1.26         “Initial Shareholders” has the meaning set forth in the SPA.

1.27         “Intellectual Property Rights” means rights in Know-How, Patent Rights, Trademarks, copyrights, and other intellectual property or proprietary rights now known or hereafter recognized in any jurisdiction in the Territory.

1.28         “Know-How” means all information, data, know-how, trade secrets, inventions, developments, improvements, modifications, discoveries, processes, procedures, techniques, compositions, methods, formulas, formulations, protocols, result of experimentation or testing, technology, ideas, results, and documentation thereof (including related papers, invention disclosures, laboratory notebooks, drawings, flowcharts, diagrams, and specifications), in each case whether or not copyrightable or patentable, and whether in written, electronic, oral, or any other tangible or intangible form or medium.

1.29         “Law” means any national, supranational, regional, federal, state, or local statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, guidance, directive, permit (including any Regulatory Approval), or other requirement of any Governmental Authority (including any Regulatory Authority).

1.30         “Losses” means all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including professional fees and reasonable attorneys’ fees, that are incurred in a final, non-appealable judgment, administrative proceeding, or arbitral proceeding.

1.31         “Manufacturing” means the conduct of any and all activities directed to the production and manufacture of the Products or any component thereof, whether for use in non-clinical or clinical studies or for commercial sale, including test method development and stability testing, formulation, process development, validation, scale-up, fill, finish, packaging, labeling, quality assurance and quality control development and testing, release, shipment, and warehousing. “Manufacture” means to engage in Manufacturing.

1.32         “Manufacturing Know-How” means all Know-How that is necessary to Manufacture the Product.

1.33         “Mitral Valve Field” means the treatment of the human mitral heart valve.

1.34         “Party” has the meaning set forth in the preamble.

1.35         “Patent Rights” means all rights and interests in issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and utility models).

1.36         “Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association, or other entity.

1.37         “Product” means the transcatheter edge-to-edge repair (“TEER”) solution consisting of (a) the clip, (b) the catheter, and (c) any other equipment necessary to implant or retrieve the clip.

1.38         “Product Mark” has the meaning set forth in Section 5.4.

1.39         “Quarterly Period” means each period of three (3) consecutive months ending on March 31, June 30, September 30, and December 31.

1.40         “Regulatory Approval” means all technical, medical and scientific licenses, registrations, and approvals (including pricing and reimbursement approvals) necessary for the Commercialization of a Product in a regulatory jurisdiction.

1.41         “Regulatory Authority” means the FDA and any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council, or other Governmental Authority involved in granting Regulatory Approval in a regulatory jurisdiction.

1.42         “Regulatory Filings” means all applications, filings, submissions, approvals (including supplements, amendments, pre- and post-approvals, and pricing and reimbursement approvals), licenses, registrations, permits, notifications, and authorizations (including marketing and labeling authorizations) or waivers with respect to the testing, research, Development, registration, Manufacture (including formulation), use, storage, import, export, transport, promotion, marketing, distribution, offer for sale, sale or other Commercialization of a Product made to or received from any Regulatory Authority in a regulatory jurisdiction.

1.43         “Regulatory Materials” means all Regulatory Filings, Regulatory Approvals, correspondence, meeting minutes, and other materials reflecting submissions or communications with a Regulatory Authority concerning the Product.

1.44         “Representative” means a Party’s employees, contractors, agents, officers, directors, consultants, and legal, technical, and business advisors.

1.45         “Removable Clips” shall mean [***].

1.46         “Subcontractor” has the meaning set forth in Section 2.2(a).

1.47         “Term” has the meaning set forth in Section 10.1.

1.48         “Territory” means worldwide.

1.49         “Third Party” means a Person other than a Party or a Party’s Affiliate.

1.50         “Third Party IP Claim” has the meaning set forth in Section 6.5.

1.51         “Trademarks” means all trademarks, service marks, brands, logos, trade dress, trade names, and other indicia of source or origin.

1.52         “Tricuspid Valve Field” means the treatment of the human tricuspid heart valve.

1.53         “V2V Field of Use” means transcatheter edge-to-edge repair to treat regurgitation in the Mitral Valve Field and the Tricuspid Valve Field.

1.54         “V2V Know-How” means all Know-How Controlled by V2V as of the Effective Date or at any time during the Term that is necessary or reasonably useful for the Development, Manufacture, or Commercialization of the Products.

1.55         “V2V Patent Rights” means (a) the patents and patent applications listed on Schedule 2; (b) all Patent Rights in the Territory Controlled by V2V as of the Effective Date or at any time during the Term that claim a domestic benefit or priority directly or indirectly to, or have a common domestic benefit or priority date with, any of the patents and patent applications listed on Schedule 2. V2V Patent Rights includes the patents of the Columbia License.

1.56         “V2V Technology” means the Products, V2V Know-How, and the V2V Patent Rights.

1.57         “Valid Claim” means: a claim of an issued and unexpired Patent Right that has not been revoked or held unenforceable, unpatentable, or invalid by a decision of a court or other Governmental Authority of competent jurisdiction that is not appealable or has not been appealed within the time allowed for appeal, and that has not been abandoned, disclaimed, denied, or admitted to be invalid or unenforceable through reissue, re- examination, inter partes review, post-grant review, or disclaimer or otherwise.

2.             V2V Licenses for Development.

2.1           Collaboration; V2V License Grant to Anteris.

(a)            In connection with the SPA and the Shareholder Agreement, V2V has engaged Anteris to be V2V’s exclusive partner to Develop the Products in the Territory. During the Term, V2V shall not engage any Third Party to Develop the Products in the Territory without the prior written consent of Anteris.

(b)            Subject to the terms and conditions of this Agreement, V2V hereby grants to Anteris a license, under the V2V Technology and V2V Product Marks (subject to Section 5.4), to Develop the Products during the Term.

2.2           Subcontracting.

(a)              Subcontracting. Anteris may, without the prior consent of V2V, engage one or more contract service providers to perform Development (each, a “Subcontractor”), solely to the extent necessary to perform such activities as an agent of Anteris; provided that any subcontract entered into by Anteris will not relieve Anteris of any obligations delegated thereunder.

(b)            Compliance of Subcontractors. Anteris is responsible for the compliance of its Subcontractors with the terms and conditions of this Agreement, and any act or omission of a Subcontractor that would be a material breach of this Agreement if performed by Anteris will be deemed to be a material breach by such Party.

2.3            No Implied Licenses. Except as expressly set forth in this Agreement, neither Party will be deemed by estoppel or implication to have granted the other Party any license or other right to any Intellectual Property Rights of such Party, its Affiliates, or its licensors.

3.             Relationship Managers. Each Party shall appoint a Representative to serve as such Party’s primary liaison (each, a “Relationship Manager”) with the other Party for all matters relating to the collaboration and to facilitate communication between the Parties. Each Party may replace its Relationship Manager at any time by providing notice to the other Party. The initial Relationship Managers are set forth on Schedule 1.

4.             Development; Regulatory Approvals.

4.1           Development Plan.

(a)           Anteris shall conduct all Development of the Products, including all activities necessary to obtain and maintain Regulatory Approvals on behalf of V2V, in accordance with the plan and operating budget approved by the V2V Board (as updated or amended from time to time in accordance with Section 4.1(b), the “Development Plan”). Anteris shall include in the Development Plan:

(i)            a reasonably detailed description of the Development program for the Product;

(ii)           plans for conducting Clinical Trials; and

(iii)          a timeline for all such Development activities, including timelines for conducting Clinical Trials and deadlines for submitting Regulatory Filings.

(b)            At least once each Quarterly Period, Anteris shall prepare updates and amendments to the then-current Development Plan and present such updates and amendments to the V2V Board. Any material amendments to the Development Plan must be approved by the V2V Board. Upon such approval, each amended Development Plan will be effective and supersede the previous Development Plan as of the date of such approval.

4.2           Development Milestones; Development Costs.

(a)            Development Milestones. The development milestones are provided on Schedule 1 and shall be consistent with the terms of the milestones of the SPA.

(b)            Development Contributions. Anteris shall be solely responsible for the cost of Development of the Products during the Term, including any expenses associated with the prosecution of the V2V Patent Rights, and such costs shall be considered Development Contributions. Schedule 1 sets forth certain costs related to the Development of the Products.

(i)            Equipment. If Anteris needs to make capital expenditures on any equipment for the project, such capital expenditures shall be treated (i) [***]% as Development Contributions, if [***]% used for the Development of the Products; or (ii) as Development Contributions at such percentage as used for the Development of the Products if used for other activities of Anteris.

(ii)           Facilities. If Anteris needs to lease additional space in order to perform the Development services, the rent and any other fees paid in cash for such additional space will be deemed Development Contributions, provided that such facilities are used solely for the Development of Products.

(iii)          Personnel.

(A)            Dedicated V2V Personnel. Anteris will hire one or more employees or independent contractors who will be devoted [***]% to the Development of the Products and all compensation for such personnel shall be considered Development Contributions.

(B)            Other Anteris Personnel. Incurred internal personnel costs of Anteris will be allocated as Development Contributions on a pro-rata basis using an Hourly Rate for such personnel multiplied by the actual number of hours devoted to Development. “Hourly Rate” shall be determined, for salaried employees, based on their annual compensation (including bonus, benefits, and taxes paid by Anteris) divided by their working hours.

(iv)            Third Party Invoices. Invoices for Subcontractors and other Third Parties used to Develop the Products shall be allocated as Development Contributions.

(v)            Other Costs and Expenses. All Third Party costs and expenses directly related to the Development of Products shall be allocated to Development Contributions on a pass-through basis, with no markup or administrative fee added by Anteris.

4.3           Reporting.

(a)              Status Reporting. Anteris shall keep V2V reasonably informed of the Development activities.

(b)              Financial Reporting. Anteris shall provide quarterly reports of its Development Contributions for the Project (the “Quarterly Reports”) to V2V. These Quarterly Reports shall (i) reasonably identify the Development Contributions allowed under Section 4.2(b); and (ii) if reasonably requested by V2V, include copies of any invoices or other supporting documentation for any payments to a Third Party. The parties shall seek to resolve any questions related to such accounting statements within [***] days following receipt by V2V of a respective Quarterly Report. The Quarterly Reports shall be Confidential Information.

4.4           Diligence. Anteris, directly or through its Affiliates or Subcontractors, shall use Commercially Reasonable Efforts to Develop the Products and, when appropriate as determined in its reasonable judgment based on Development Data, work with V2V to obtain Regulatory Approval for the Products in accordance with the Development Plan. All Regulatory Approvals for the Products shall be held by V2V with Anteris providing regulatory support services as discussed at Section 4.7.

4.5           V2V and its Owners’ Cooperation.

(a)            Without limiting Anteris’s obligations under Section 4.2, all of the Initial Shareholders (other than [***]) shall cooperate with and provide all reasonable assistance to Anteris’s Development of the Products in accordance with the Development Plan at no charge to Anteris (except in accordance with any consulting agreement pursuant to Section 4.5(b)) or Columbia, at least until FIH Completion.

(b)            If Anteris exercises its rights under Section 2.4(a) of the Shareholder Agreement, Anteris shall offer consulting agreements to [***] at fair market value and on reasonable and customary terms to assist in the clinical development, regulatory approval and Commercialization of the Product.

4.6           Regulatory Materials. Anteris shall provide V2V with a draft of all Regulatory Filings for Products within a reasonable time prior to submission to a Regulatory Authority to allow V2V a reasonable opportunity to review and comment on such Regulatory Filings and to receive any updated drafts as needed. Anteris shall consider V2V’s comments on such Regulatory Filings in good faith, but has no obligation to accept any comments of V2V, except to the extent that failure to incorporate such comment could reasonably be expected to have a material adverse effect on the Development of the Product. V2V shall submit all Regulatory Filings for the Products in the name of V2V or its Affiliate or designee, and all resulting Regulatory Approvals will be owned by, and held in the name of, V2V or its Affiliate or designee.

4.7            Regulatory Filings Support. Anteris shall provide V2V with all reasonable assistance in obtaining Regulatory Approval for the Products, including allocating time and resources from Anteris staff to regulatory services for V2V, providing necessary documents or supporting data and materials required by applicable Laws to obtain Regulatory Approval, and attending meetings with Regulatory Authorities in the Territory relating to the Product.

4.8            Rights of Reference. Without any additional consideration, each Party hereby grants to the other Party and its Affiliates and its licensees a Right of Reference and Use, as that term is defined in 21 C.F.R. § 314.3(b), to all of its Regulatory Materials to the extent necessary or reasonably useful for such other Party to Develop the Product or to develop products other than in the Field. Each Party agrees to provide an appropriate Letter of Authorization upon request of the other Party to enable reference of Regulatory Materials on file with a Regulatory Authority.

4.9            Regulatory Inspections. If any Regulatory Authority (a) contacts a Party or its Affiliates or any of their licensees or contractors with respect to the alleged improper Development, Manufacture, or Commercialization of the Product; (b) conducts, or gives notice of its intent to conduct, an inspection at such Party’s or its Affiliate’s or any of their licensees’ or contractors’ facilities used in the Development or Manufacturing of the Product; or (c) takes, or gives notice of its intent to take, any other regulatory action with respect to any activity of such Party or its Affiliates or any of their licensees or contractors that could reasonably be expected to materially adversely affect the Development, Manufacture, or Commercialization of any Product, in or outside the Territory, then such Party shall promptly notify the other Party of such contact, inspection, or notice and shall provide the other Party with copies of all communications, records, and other Regulatory Materials provided to or received from the Regulatory Authority in connection therewith.

4.10         Removable Clips. In its Development activities, Anteris shall use reasonable efforts to incorporate into the first generation of the Products or demonstrate an intent and plan to use the Removable Clips in a future iteration of the Products. Any costs associated with Development of the Removable Clips shall count as Development Contributions and be accounted for according to Sections 4.2 and 4.3.

5.             Manufacture and Commercialization.

5.1           Commercial Supply. As between the Parties, V2V is solely responsible for the Manufacture, itself or through one or more Third Party contract manufacturers designated by V2V for all requirements for Manufacturing of Products.

5.2            Manufacturing Know-How Transfer. Upon V2V’s request, Anteris shall disclose and deliver all Manufacturing Know-How in its possession to V2V or its designated contract manufacturers under Section 5.1 for use in Manufacturing the Products for Commercialization. Anteris shall use Commercially Reasonable Efforts to complete such Manufacturing Know-How transfer within [***] days after the request from V2V.

5.3            Technical Assistance. In connection with any Manufacturing Know-How transfer under Section 5.2 at V2V’s request, Anteris shall provide reasonable technical assistance to enable V2V (or its designated contract manufacturers under Section 5.1) to use such Manufacturing Know-How to Manufacture the Products at no cost to V2V.

5.4            Product Marks. Anteris shall use the Trademarks selected by V2V (each, a “Product Mark”) in the Development and Manufacture of the Products. As between the Parties, V2V will solely own all right, title, and interest in the Product Marks throughout the world, and all goodwill accruing from Anteris’s use of any Product Mark under this Agreement will inure solely to the benefit of V2V.

5.5            Commercialization. As between the Parties, V2V is solely responsible for the Commercialization of the Products. Anteris may, in its sole discretion and subject to Section 2.5 of the Shareholder Agreement, assist V2V in Commercialization of the Products. Any costs associated with Commercialization by Anteris prior to Regulatory Approval in the United States shall count as Development Contributions and be accounted for according to Sections 4.2 and 4.3.

6.             Intellectual Property Rights.

6.1            Pre-Existing IP Rights. As between the Parties, V2V owns, or has a license to, all Intellectual Property Rights in and to the V2V Technology existing prior to the Effective Date (“Pre-Existing IP”). The Pre-Existing IP includes (i) the patents of the Columbia License and any additional patent filings claiming priority to the Columbia IP (including divisional filings, continuation filings, and continuation-in-part filings) and (ii) the Intellectual Property Rights to the Removable Clips.

6.2           Developed Technology; Development Data.

(a)            Developed Technology. As between the Parties, and subject to the terms of this Agreement, V2V will own all right, title, and interest in and to any Intellectual Property Rights invented, created, conceived, developed, or otherwise made in the Development of the Products during the Term by Anteris or its personnel or Subcontractor (“Developed Technology”), and all Development Data. For the avoidance of doubt, Developed Technology includes any Know-How (such as, but not limited to Manufacturing Know-How arising through the Development of the Products) but excludes the Pre-Existing IP. Anteris hereby assigns to V2V all right, title and interest in and to all Development Technology and Development Data, including any Intellectual Property Rights therein. Anteris shall be responsible for paying all patent filing fees and costs regarding the Developed Technology during the Term, and such fees shall be deemed Development Contributions.

(i)            License To Anteris. V2V shall grant, and hereby does grant, Anteris a perpetual, worldwide, royalty free, fully paid up, sublicensable, transferable, exclusive license to the Developed Technology and Development Data in the Anteris Field of Use. In the event V2V and Anteris, in good faith, agree that any Developed Technology includes inventions with a greater applicability in the Anteris Field of Use, the Parties shall separately determine ownership of such Developed Technology, provided that in any event, V2V shall have at least a non-exclusive license to make, have made, import, use, sell or offer for sale, including to research, Develop, Manufacture, and Commercialize, and exploit in the V2V Field of Use. The rights in this Section 6.2(a)(i) shall survive any termination or expiration of this Agreement.

(b)            Anteris Intellectual Property. As of the Effective Date, Anteris does not intend to incorporate any Anteris Intellectual Property and will not do so without prior written agreement of V2V. To the extent that V2V seeks to incorporate any Anteris Intellectual Property into the Products, and such Anteris Intellectual Property is necessary to Develop, Manufacture, and Commercialize the Products, Anteris and V2V will negotiate a license agreement in good faith for use of the Anteris Intellectual Property in the V2V Field.

(c)            Third Party Intellectual Property. Other than any Developed Technology or Developed Data, Anteris will not incorporate, to Anteris’s knowledge, any Intellectual Property Rights of any Third Party in Development under this Agreement without prior written agreement of V2V.

(d)            Employees and Contractors. Each Party shall promptly disclose to the other Party all Developed Technology and Development Data arising from the activities of such Party. Each Party shall fully cooperate and take all further actions, as the other Party may reasonably request and at the requesting Party’s expense, to effectuate the allocation of ownership set forth in this Section 6. Without limiting the foregoing, each Party shall ensure that each of its and its Affiliates’ Representatives performing Development activities, before commencing such activities, is bound by written invention assignment and confidentiality obligations, including to: (i) promptly report any invention, discovery, or other Intellectual Property Right invented, created, conceived, developed, or otherwise made by such employee, agent, or independent contractor; (ii) presently assign to the applicable Party all of their right, title, and interest in and to any such invention, discovery, or other Intellectual Property Right; (iii) cooperate in the preparation, filing, prosecution, maintenance, and enforcement of any such invention; and (iv) perform all acts and execute, acknowledge, and deliver any and all documents, required for effecting the obligations and purposes of this Section 6.2.

6.3           Patent Filings.

(a)            All patent filing fees and other reasonable expenses incurred in connection with the protection of Pre-Existing IP (as defined in Section 6.1) shall be paid by V2V, subject to reimbursement by Anteris during the Term and such reimbursement shall accrue to the Development Contributions of Anteris. If at any time during the Term, V2V ceases to own, or have a license to, the patents of the Columbia License or the Intellectual Property Rights to the Removable Clips, it shall immediately notify Anteris in writing and Anteris shall no longer provide reimbursement for any fees or cost associated with such Pre-Existing IP.

(b)            During the Term, Anteris shall, in its reasonable discretion and in the name of V2V, prepare, file, and prosecute all patent applications and maintain all issued patents, as well as re-examinations, reissues, appeals, and requests for patent term adjustments and patent term extensions with respect to the Developed Technology (“Development Patent Filings”). Anteris shall be responsible for all patent filing fees and other reasonable expenses associated with the prosecution and maintenance of Development Patent Filings during the Term.

(c)            During the Term, if Anteris intends to abandon or cease prosecution or maintenance of the Development Patent Filings under Section 6.3(a) based on a reasonable assessment of patentability, Anteris shall provide prior notice to V2V of such intention (which notice must be given reasonably in advance of the next deadline to take any action in the relevant patent office necessary to maintain the existing patent right). No later than thirty (30) days after such notice from Anteris, V2V shall provide written notice of its intent to assume prosecution and maintenance of such Development Patent Filing at its own expense (not to be funded by Anteris) and using patent counsel of its choosing. If V2V does not notify Anteris of its election within such [***] day period, Anteris may continue or discontinue prosecution and maintenance of such Development Patent Filing in its discretion.

(d)            After the Term, if V2V intends to abandon or cease prosecution or maintenance of any licensed patent right under Section 6.2(a)(“V2V Licensed Patent Right”), V2V shall provide prior notice to Anteris of such intention (which notice must be given reasonably in advance of the next deadline to take any action in the relevant patent office necessary to maintain the existing patent right). Upon Anteris’s written election provided no later than [***] days after such notice from V2V, V2V shall either (i) continue prosecution and maintenance of such V2V Licensed Patent Right at Anteris’s direction and expense; or (ii) permit Anteris to assume prosecution and maintenance of such V2V Licensed Patent Right at its own expense and using patent counsel of its choosing. If Anteris does not notify V2V of its election within such [***] day period, V2V may continue or discontinue prosecution and maintenance of such V2V Licensed Patent Right in its discretion. If Anteris elects to assume prosecution or maintenance of any V2V Licensed Patent Right in accordance with this Section 6.3(d), for the avoidance of doubt, as between the Parties, such Patent Right shall remain owned by V2V unless the parties otherwise agree to assign the V2V Licensed Patent Right to Anteris or its designee.

(e)            Each Party shall, and shall cause its Affiliates and Representatives to, provide all reasonable assistance and cooperation in connection with prosecution and maintenance activities under this Section 6.3, including by making its employees, agents, and independent contractors reasonably available and executing any necessary documents or instruments, including powers of attorney. For avoidance of doubt, Anteris shall be responsible for all expenses associated with the prosecution and maintenance of V2V Patent Filings during the Term.

6.4           Enforcement of Intellectual Property Rights.

(a)            Notification. If either Party becomes aware of any (i) known or suspected infringement or misappropriation by a Third Party of any V2V Technology, Development Technology, or any Intellectual Property Rights therein , or (ii) pending or threatened declaratory judgment, opposition, or similar action or proceeding alleging the invalidity, unenforceability, or infringement of any V2V Technology, Development Technology, or any Intellectual Property Rights therein, such Party shall promptly notify the other Party and provide the other Party with all information available to it regarding such matter.

(b)            Enforcement Rights. As between V2V and Anteris, V2V has the first right, but no obligation, to initiate and control any legal proceeding or take other appropriate action against any infringement or misappropriation of, or to defend against any challenge to, any V2V Technology, Developed Technology, or any Intellectual Property Rights therein at its own expense and as it reasonably determines appropriate.

(c)            Cooperation. At the request and expense of V2V, Anteris shall provide reasonable assistance and cooperation in connection therewith.

(d)            Settlement. V2V may enter into a settlement, consent judgment, or other voluntary final disposition thereof without Anteris’s consent; provided that such settlement or other disposition does not require any payment or other liability or admission by Anteris and could not otherwise reasonably be expected to adversely affect Anteris.

(e)            Recoveries. Any recoveries resulting from any enforcement action (including by settlement or other disposition) first will be applied to reimburse any reasonable expenses and legal fees incurred in the conduct of such proceedings and reimbursed by Anteris as Development Contributions, and any remaining recoveries will be allocated to V2V.

6.5           Defense of Third-Party Intellectual Property Claims. Each Party shall promptly notify the other Party upon becoming aware of any actual or threatened claim that the Development, Manufacture, or Commercialization of any Product infringes or misappropriates the Intellectual Property Rights of a Third Party (each, a “Third Party IP Claim”). If either Party is entitled to indemnification under this Agreement with respect to any Third Party IP Claim, then the terms and conditions of Section 9 will apply to such Third Party IP Claim. Each Party shall keep the other Party reasonably informed of all material developments in connection with any Third Party IP Claim, and the other Party shall consult with and offer reasonable assistance to the Party defending against such Third Party IP Claim, at the defending Party’s cost and expense.

7.             Confidentiality; Publicity.

7.1           Confidentiality Obligations. Each Party acknowledges that it may receive or gain access to the other Party’s Confidential Information. Except as provided in Section 7.2 or otherwise agreed in writing by the Parties, each Party, as the receiving Party of the other Party’s Confidential Information, shall:

(a)            use at least the same standard of care to protect and safeguard the confidentiality of the disclosing Party’s Confidential Information as the receiving Party uses to protect its own Confidential Information (but no less than reasonable care); and

(b)            not use or disclose, nor permit to be used or accessed, the disclosing Party’s Confidential Information for any purpose other than to exercise the receiving Party’s rights or perform its obligations under this Agreement.

7.2           Exceptions. Notwithstanding the foregoing obligations of confidentiality and restrictions on use, the receiving Party may disclose the disclosing Party’s Confidential Information:

(a)            to the receiving Party’s and its Affiliates’ Representatives (including Subcontractors) who (i) have a need to know such Confidential Information to assist the receiving Party or act on its behalf in accordance with Section 7.1(b); and (ii) are bound by written agreements containing confidentiality and non-disclosure obligations at least as restrictive as those set forth in Section 7.1; provided that the receiving Party shall ensure compliance with, and be liable for any breach of, Section 7.1 by any such Representatives;

(b)            to the extent necessary to comply with a court order or other applicable Law, including regulations promulgated by security exchanges; provided that the receiving Party shall provide prompt notice of such required disclosure to the disclosing Party and cooperate with the disclosing Party’s efforts to obtain a protective order, confidential treatment, or other limitation on such required disclosure; and

(c)            to actual or prospective acquirers, investors, lenders, and other financial or commercial partners (and to their respective advisors, agents, and representatives) to the extent reasonably necessary for evaluating or carrying out a transaction with such Persons, in each case under written obligations of confidentiality and non-disclosure at least as restrictive as those set forth in Section 7.1.

7.3           Equitable Relief. Given the nature of the Confidential Information and the competitive damage that a Party would suffer upon unauthorized disclosure, use, or transfer of its Confidential Information, monetary damages may not be a sufficient remedy for any breach of this Section 8. Therefore, in addition to all other remedies available at Law, a Party is entitled to seek specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this Section 7.

7.4           Press Release; Public Announcements. Anteris has the right to issue an initial press release announcing this Agreement once fully executed. Following the issuance of such initial press release announcing this Agreement, neither Party shall issue any press release, communicate with the media, or make any other public statement (orally or in writing) concerning the subject matter of this Agreement without the prior written consent of the other Party (which may not be unreasonably withheld, conditioned, or delayed), except if and to the extent such Party determines that it is required to make any public disclosure or filing regarding the subject matter of this Agreement (“Required Disclosure”): (a) by applicable Law; (b) pursuant to any rules or regulations of any securities exchange of which the securities of such Party or any of its Affiliates are listed or traded; or (c) in connection with enforcing its rights under this Agreement. In each case pursuant to clauses (a) or (b) of this Section 7.4, the Party making any Required Disclosure shall consult with the other Party regarding the substance of the Required Disclosure (including any provisions of this Agreement to be redacted) and provide the other Party a reasonable opportunity (taking into account any legally mandated time constraints) to review and comment on the content of the Required Disclosure prior to its publication or filing. Notwithstanding the foregoing, V2V acknowledges that Anteris or its Affiliates are publicly traded on the Australian Securities Exchange or other securities exchanges, are subject to the rules and regulations of such securities exchange as required by applicable Law, and may not be able to provide advance notice of a public statement filed with such securities exchange to V2V and V2V agrees that such failure to provide advance notice shall not be deemed a breach of this Agreement.

7.5           Privileged Communications. In furtherance of this Agreement, it is expected that the Parties will, from time to time, disclose to one another privileged communications with counsel, including opinions, memoranda, letters and other written, electronic and verbal communications. Such disclosures are made with the understanding that they shall remain confidential in accordance with this Section 7, that they will not be deemed to waive any applicable attorney-client or attorney work product or other privilege and that they are made in connection with the shared community of legal interests existing between V2V and Anteris, including the community of legal interests in avoiding infringement of any valid, enforceable patents of Third Parties and maintaining the validity of any Patent Rights. In the event of any litigation (or potential litigation) with a Third Party related to this Agreement or the subject matter hereof, the Parties shall, upon either Party’s request, enter into a reasonable and customary joint defense agreement. In any event, each Party shall consult in a timely manner with the other Party before engaging in any conduct (e.g., producing information or documents) in connection with litigation or other proceedings with a Third Party that could conceivably implicate privileges maintained by the other Party.

Notwithstanding anything contained in this Section, nothing in this Agreement shall prejudice a Party’s ability to take discovery of the other Party in disputes between them relating to the Agreement and no information otherwise admissible or discoverable by a Party shall become inadmissible or immune from discovery solely by this Section.

8.             Representations and Warranties; Covenants.

8.1           Mutual Representations and Warranties. Each Party represents and warrants to the other that:

(a)            it is duly organized, validly existing, and in good standing under the Laws of its jurisdiction of incorporation, organization, or chartering, and has the full power and authority to enter into this Agreement and to perform its obligations;

(b)            the execution of this Agreement by such Party’s Representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action of such Party;

(c)            when executed and delivered by such Party, this Agreement constitutes the legal, valid, and binding obligation of such Party, enforceable against such Party in accordance with its terms;

(d)            the execution, delivery, and performance of this Agreement by such Party does not violate, conflict with, require consent under, or result in any breach of or default under any applicable Law; and

(e)            it has not been debarred or disqualified and is not the subject of any pending or threatened debarment or disqualification proceedings or other notice of non-compliance or enforcement action by any Regulatory Authority.

8.2           Additional Representations and Warranties of V2V. V2V represents and warrants to Anteris that:

(a)            V2V has the right to grant the rights and licenses granted to Anteris hereunder;

(b)            V2V has not granted, and is not under any obligation to grant, to any Third Party any license, lien, option, encumbrance, or other contingent or non-contingent right, title, or interest that conflicts with the rights and licenses granted to Anteris hereunder;

8.3           Additional Representations and Warranties of Anteris. Anteris represents and warrants to V2V that:

(a)            Anteris has the right to grant the rights and licenses granted to V2V hereunder; and

(b)            as of the Effective Date, it believes in good faith that it has sufficient resources necessary to perform its obligations under this Agreement, including to use Commercially Reasonable Efforts to Develop the Products.

8.4           Mutual Covenants.

(a)            Compliance with Laws. Each Party shall comply and shall ensure that its Affiliates, and its and their Representatives (including Subcontractors) comply with all applicable Laws in the exercise of its rights and performance of its obligations under this Agreement. Without limiting the foregoing, each Party shall not, and shall ensure that its Affiliates,and its and their Representatives (including Subcontractors) do not, directly or indirectly, offer, give, pay, promise to pay, or authorize the payment of any bribes, kickbacks, influence payments, or other unlawful or improper inducements to any Person (including any Regulatory Authority) in whatever form (including gifts, travel, entertainment, contributions, or anything else of value).

(b)            Debarment. Each Party shall not, and shall ensure that its Affiliates and Subcontractors do not, employ or engage any Person who has been debarred or disqualified or, to its knowledge, is the subject of any pending or threatened debarment or disqualification proceedings or enforcement action by a Regulatory Authority in connection with activities relating to the Product. Each Party shall immediately notify the other Party in writing if it or any of its Affiliates, licensees, Subcontractors or any Person they have employed or engaged in connection with activities relating to the Product has been debarred or disqualified or is the subject of any pending or threatened debarment or disqualification proceedings or enforcement action by a Regulatory Authority, and such Party shall cease, and shall ensure that its Affiliates and Subcontractors cease, employing or using the services of such Person in connection with activities relating to the Product.

(c)            No Conflicting Grants. Each Party shall not assign, transfer, convey, or otherwise encumber its right, title, or interest in, or grant any right to any Third Party under (i) the V2V Technology or Development Data, in the case of V2V, in a manner that is inconsistent with the licenses granted to Anteris under Section 2.1; or (ii) in the case of Anteris, in a manner that is inconsistent with the license granted to V2V under Section 6.2(b).

8.5          No Guarantee of Success. Notwithstanding anything to the contrary in this Agreement, neither Party makes any representation, warranty, or covenant, either express or implied, that any Product will be successfully Developed, will obtain Regulatory Approval throughout the Territory, or, if Regulatory Approval is obtained, will achieve any level of sales, or that any other Development or Commercialization results will be achieved. Nothing in this Agreement will be construed as representing an estimate or projection of: (a) the number of Products that will or may be Developed or Commercialized under this Agreement; (b) the successful Development or Commercialization of any Product; or (c) anticipated sales or the actual value of any Products that may be successfully Developed or Commercialized under this Agreement.

8.6          Disclaimer. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, EACH PARTY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, INCLUDING WITHOUT LIMITATION ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, SAFETY, ABSENCE OF ERRORS OR OMISSIONS, ACCURACY, OR COMPLETENESS (INCLUDING OF ANY CONFIDENTIAL INFORMATION OR MATERIALS, TECHNICAL ASSISTANCE, TECHNIQUES, OR PRACTICES DISCLOSED OR PROVIDED HEREUNDER), THE PROSPECTS OR LIKELIHOOD OF SUCCESS (FINANCIAL OR OTHERWISE) OF THE COLLABORATION OR THE PRODUCTS, OR THE VALIDITY, SCOPE, OR NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS.

9.             Indemnification.

9.1           Indemnification by V2V. V2V shall indemnify, defend, and hold harmless Anteris and its Affiliates, and each of Anteris’s and its Affiliates’ respective officers, directors, employees, agents, successors, and assigns (each, an “Anteris Indemnified Party”) from and against all Losses arising out of or resulting from any claim, suit, action, or proceeding by any Third Party (“Indemnified Claim”) relating to:

(a)             the Commercialization of the Product;

(b)            the Development of the Products by or on behalf of V2V or any of its Affiliates;

(c)            any breach by V2V of any representation, warranty, covenant, or obligation under this Agreement; or

(d)            the gross negligence or willful misconduct, or any failure to comply with applicable Law, of V2V, its Initial Shareholders (other than Columbia), or any of its Affiliates or their respective Representatives in connection with this Agreement;

except in each case to the extent any such Losses are covered by Anteris’s indemnification obligations under Section 9.2.

9.2           Indemnification by Anteris. Anteris shall indemnify, defend, and hold harmless V2V and its Affiliates, and each of V2V’s and its Affiliates’ respective officers, directors, employees, agents, successors, and assigns (each, a “V2V Indemnified Party”) from and against all Losses arising out of or resulting from any Indemnified Claim relating to:

(a)            the Development of the Products by or on behalf of Anteris or any of its Affiliates;

(b)            any breach by Anteris of any representation, warranty, covenant, or obligation under this Agreement; or

(c)            the gross negligence or willful misconduct, or any failure to comply with applicable Law, of Anteris or any of its Affiliates or their respective Representatives (including any Subcontractor) in connection with this Agreement;

except in each case to the extent any such Losses are covered by V2V’s indemnification obligations under Section 9.1.

9.3           Indemnification Procedure. An Indemnified Party shall promptly notify the Party from whom it is seeking indemnification (“Indemnifying Party”) upon becoming aware of an Indemnified Claim with respect to which the Indemnifying Party is obligated to provide indemnification under this Section 10. The Indemnifying Party shall promptly assume control of the defense and investigation of the Indemnified Claim, with counsel reasonably acceptable to the Indemnified Party, and the Indemnified Party shall fully cooperate with the Indemnifying Party in connection therewith, in each case at the Indemnifying Party’s sole cost and expense. The Indemnified Party may participate in the defense of such Indemnified Claim, with counsel of its own choosing and at its own cost and expense. The Indemnifying Party shall not settle any Indemnified Claim on any terms or in any manner that adversely affects the rights of any Indemnified Party without the Indemnified Party’s prior written consent (which consent may not be unreasonably withheld, conditioned, or delayed).

9.4           Insurance. During the Term and for a period of [***] years after expiration or termination of this Agreement, each Party shall maintain, at its expense, commercial general liability insurance in commercially reasonable amounts and with appropriate coverage, including product liability, personal injury, bodily injury, and property damage, for its indemnification obligations under this Agreement. Each Party shall provide a certificate of insurance (or evidence of self-insurance) evidencing such coverage to the other Party upon request. For clarity, such insurance will not limit either Party’s obligations or liability (including with respect to its indemnification obligations) hereunder.

9.5           Limitation of Liability. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY OR ANY OTHER PERSON FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, PUNITIVE, OR ENHANCED DAMAGES, OR FOR ANY LOSS OF ACTUAL OR ANTICIPATED PROFITS (REGARDLESS OF HOW THESE ARE CLASSIFIED AS DAMAGES), WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY), STATUTE, OR OTHERWISE (INCLUDING THE ENTRY INTO, PERFORMANCE, OR BREACH OF THIS AGREEMENT), REGARDLESS OF WHETHER SUCH DAMAGE WAS FORESEEABLE AND WHETHER EITHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING LIMITATIONS DO NOT APPLY TO A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER THIS SECTION 10.

10.          Term and Termination.

10.1         Term. This Agreement is effective as of the Effective Date and, unless earlier terminated in accordance with this Section 10 or as expressly provided elsewhere in this Agreement, will continue in full force and effect until twelve (12) months after FIH Completion.

10.2         Right of Termination.

(a)            Anteris may terminate this Agreement with immediate effect upon notice to V2V upon the earlier of (i) Anteris exercising its break rights under Section 2.5 of the SPA and payment of the applicable break fee; (ii) a material breach by V2V of the SPA that remains uncured and subject to Section 8.1 of the SPA.

(b)            V2V may terminate this Agreement with immediate effect upon notice to Anteris upon the earlier of (i) Anteris no longer owning any shares of V2V’s issued and outstanding capital stock, whether voluntarily transferred by Anteris or involuntarily transferred under Section 4.1(a) of the Shareholder Agreement; (ii) Anteris exercising its break rights set forth in Section 2.5 of the SPA and has not otherwise notified V2V of termination of this Agreement in accordance with Section 10.2(a); (iii) the Initial Shareholders exercising their rights as set forth in Section 2.5(a)of the Shareholder Agreement after following the process outlined in Section 2.5(b) and where failure to pursue FDA approval remains uncured or rebutted by Anteris; and (iv) a material breach by Anteris of the SPA that remains uncured and subject to Section 8.2 of the SPA.

10.3         Termination for Material Breach. Either Party may terminate this Agreement on written notice to the other Party if the other Party materially breaches this Agreement and fails to cure such breach within thirty (30) days (each, respectively, “Cure Period”) after receiving written notice of such breach; provided, however, that the Cure Period may be extended at the non-breaching Party’s discretion an additional thirty (30) days if the breaching Party has begun good faith efforts to remedy such breach within the initial Cure Period and provides to the non-breaching Party a written plan to cure such breach within such Cure Period extension.

10.4         Termination for Insolvency. Either Party may terminate this Agreement in its entirety immediately upon notice to the other Party if such other Party: (a) is dissolved or liquidated or takes any corporate action for such purpose; (b) becomes insolvent or is generally unable to pay, or fails to pay, its debts as they become due; (c) files or has filed against it a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law; (d) makes or seeks to make a general assignment for the benefit of creditors; or (e) applies for or has a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

10.5         Effects of Termination. Upon any termination (but not expiration) of this Agreement by either Party, the following will apply as of the effective date of such termination:

(a)            Licenses. All rights and licenses granted under this Agreement granted pursuant to Section 2.1, will automatically terminate, except as provided in Section 6.2(a)(i) and 6.2(b).

(b)            Subcontractors. At V2V’s request, Anteris shall, and shall cause its Affiliates to, assign to V2V any contracts to the extent such contracts relate solely to the Development of the Product, to the extent that Anteris has the right to assign such contracts without requiring the consent of any such Subcontractor or violating the terms of any such contract; provided that V2V shall reasonably cooperate with Anteris to obtain the consent of the applicable Subcontractor to any such assignment. Anteris shall take Commercially Reasonable Efforts to assist V2V with a transition of the activities related to such contracts and introduction to relevant Subcontractor personnel.

(c)            Solicitation of Anteris Employees. If this Agreement is terminated, V2V may solicit [***]. Except for [***], V2V agrees that during the Term and for a period of [***] months after the expiration or earlier termination of the Term, without obtaining the prior written consent of Anteris, V2V shall not, directly or indirectly, for itself or on behalf of another Person (a) solicit for employment or otherwise induce, influence, or encourage to terminate employment with Anteris (each, a “Covered Employee”), except (i) pursuant to a general solicitation through the media or by a search firm, in either case, that is not directed specifically to any employees of Anteris, unless such solicitation is undertaken as a means to circumvent the restrictions contained in or conceal a violation of these terms or (ii) if Anteris terminated the employment of such Covered Employee before the V2V, directly or indirectly, solicits or otherwise contacts such Covered Employee or discussed the employment or other engagement of the Covered Employee; or (b) induce, influence, or encourage, any client, customer, supplier, or other similar third party of Anteris that became known to V2V directly or indirectly pursuant to this Agreement to alter, terminate, or breach its contractual or other business relationship with Anteris.

(d)            Confidential Information. Each Party shall promptly return to the other Party, or delete or destroy, all relevant records and materials in such Party’s possession or control containing Confidential Information of the other Party, except that (i) each Party may keep one copy of such materials for legal archival purposes subject to continuing confidentiality obligations in accordance with this Agreement; and (ii) each Party may keep such materials as necessary to practice any license rights granted under this Agreement that remain in effect after termination or expiration of this Agreement.

(e)            Expenses. V2V is solely responsible for any fees, costs, or expenses, including any attorneys’ fees or patent fees incurred by V2V following the termination of this Agreement, including all patent-related fees and expenses.

10.6         Survival. Expiration or termination of this Agreement will not relieve the Parties of any obligations accruing before the effective date of expiration or termination. Any right, obligation, or required performance of the Parties under this Agreement that, by its express terms or nature and context is intended to survive expiration or termination of this Agreement, will survive any such expiration or termination.

11.           Force Majeure. Neither Party will be liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement, when and to the extent such failure or delay is caused by or results from events beyond the affected Party’s reasonable control, including acts of God, flood, fire, earthquake, pandemics, epidemics, explosion, war, terrorism, invasion, riot, or other civil unrest, embargoes or blockades in effect on or after the Effective Date, national or regional emergency, governmental order, Law, or action, or any other similar event beyond the reasonable control of the affected Party (each, a “Force Majeure Event”). The affected Party shall give notice with two (2) days after the beginning of the Force Majeure Event to the other Party, stating the period of time the occurrence is expected to continue. The affected Party shall use Commercially Reasonable Efforts to end the failure or delay and ensure the effects of such Force Majeure Event are minimized. The affected Party shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause. If the affected Party’s failure or delay remains uncured for a period of thirty (30) days following notice given by it under this Section 11, either Party may terminate this Agreement upon two (2) days’ notice.

12.           Assignment. Except as otherwise expressly provided in this Agreement, the Shareholder Agreement, or the SPA, Anteris may not assign or otherwise transfer all or any of its rights, or delegate or otherwise transfer all or any of its obligations under this Agreement, without the prior written consent of V2V (which consent may not be unreasonably withheld, conditioned, or delayed); provided, however, that Anteris may make such an assignment, delegation, or other transfer, in whole or in part, without V2V’s consent (a) to an Affiliate; or (b) in connection with the transfer or sale to a Third Party of all or substantially all of the business or assets of Anteris, whether by Change of Control, restructuring, or other transaction. V2V may assign or otherwise transfer all or any of its rights, or delegate or otherwise transfer all or any of its obligations under this Agreement including in connection with the transfer or sale to a Third Party of all or substantially all of the business or assets of V2V relating to the Products, whether by Change of Control, restructuring, or other transaction. No delegation or other transfer under this Section 12 will relieve any Party of any of its obligations under this Agreement. Any purported assignment or other transfer in violation of this Section 12 is void. This Agreement is binding upon and inures to the benefit of the Parties and their respective permitted successors and assigns.

13.           Miscellaneous.

13.1         Further Assurances. Each Party shall, upon the request of the other Party, promptly execute such documents and perform such acts as may be necessary to give full effect to the terms of this Agreement, including upon expiration or termination of this Agreement.

13.2         Relationship of the Parties. The relationship between the Parties is that of independent contractors. Nothing contained in this Agreement will be construed as creating any agency, partnership, joint venture, or other form of joint enterprise, employment, or fiduciary relationship between the Parties, and neither Party will have authority to contract for or bind the other Party in any manner whatsoever.

13.3         Performance by Affiliates. Each Party may discharge any obligations and exercise any rights hereunder through delegation of its obligations or rights to any of its Affiliates. Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement and will cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement will be a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

13.4         Notices. Each Party shall deliver all notices, requests, consents, claims, demands, waivers, and other communications under this Agreement (each, a “Notice”) in writing and addressed to the other Party at its address set out below (or to any other address the receiving Party may designate from time to time in accordance with this Section). Each Party shall deliver all Notices by personal delivery, nationally recognized overnight courier (with all fees prepaid), email (with confirmation of transmission), or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only (a) upon receipt by the receiving Party; and (b) if the Party giving the Notice has complied with the requirements of this Section.

If to V2V:	v2vmedtech, Inc.
[***]
Email: [***]
Attention: [***]

If to Anteris:	860 Blue Gentian Road, Suite 340
Eagan, MN 55121
Email: [***]
Attention: David St. Denis

13.5        Interpretation. For purposes of this Agreement, (a) the words “include,” “includes,” and “including” will be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Sections and Schedules refer to the Sections of and Schedules attached to this Agreement; (y) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement is to be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

13.6         Headings. The headings in this Agreement are for reference only and do not affect the interpretation of this Agreement.

13.7         Entire Agreement. This Agreement, together with any other documents incorporated herein by reference and all related Schedules and Exhibits, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in any Schedule, Exhibit, or other document, the following order of precedence will govern: (a) first, this Agreement, excluding its Schedules and Exhibits; (b) second, the Schedules and Exhibits to this Agreement; and (c) third, any other documents incorporated herein by reference.

13.8         Expenses. Except as otherwise expressly provided herein, each Party is responsible for all of its own costs and expenses in performing its obligations under this Agreement and neither Party is obligated to reimburse the other Party for any costs or expenses a Party incurs in performing such obligations.

13.9         No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or will confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever, under or because of this Agreement.

13.10       Amendment; Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each of the Parties. No waiver by any Party of any of the provisions hereof will be effective unless expressly set forth in writing and signed by the waiving Party. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement will operate or be construed as a waiver thereof; nor will any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

13.11       Cumulative Remedies. All rights and remedies provided in this Agreement are cumulative and not exclusive and are in addition to and not in substitution for any other rights or remedies that may now or subsequently be available at Law or in equity or otherwise.

13.12       Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or other provision is invalid, illegal, or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

13.13       Governing Law; Submission to Jurisdiction. The validity, interpretation and effect of this Agreement shall be governed exclusively by the laws of the State of Minnesota without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Minnesota or any other jurisdiction) that would cause the application of any jurisdiction other than the State of Minnesota. Each of the Parties hereto agrees to submit to the exclusive jurisdiction of the state courts of the State of Minnesota and federal courts sitting in the State of Minnesota in any action or proceeding arising out of or relating to this Agreement or any of the matters contemplated hereby.

13.14       Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email, or other means of electronic transmission (to which a PDF copy is attached), will be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the Effective Date.

V2VMEDTECH, INC.

By	/s/ Vinayak Bapat
Name:	Dr. Vinyak Bapat
Title:	CEO
Date:	3/19/2023

ANTERIS TECHNOLOGIES CORPORATION

By	/s/ Wayne Paterson
Name:	Wayne Paterson
Title:	CEO
Date:	04/18/2023

The schedules to this Agreement listed below have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of these schedules will be provided to the Securities and Exchange Commission upon request.

Schedule 1 – Project: V-Clip Development

Schedule 2 – V2V Patent Rights